Exhibit 99.2

Oncothyreon Announces Presentation of ONT -10 Data

at ASCO Annual Meeting

SEATTLE, WASHINGTON, June 2, 2014/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today announced the presentation of data from a Phase 1 trial of ONT-10, an antigen-specific immunotherapy targeting MUC1, at the American Association of Clinical Oncology (ASCO) 2014 Annual Meeting in Chicago. The data demonstrated that ONT-10 was well tolerated in this trial, resulted in a humoral immune response in the majority of patients and led to encouraging disease control in advanced stage patients with a variety of cancer types.

The Phase 1 trial was a first-in-man dose escalation trial which enrolled 49 patients with malignancies of types associated with the expression of the tumor-associated antigen MUC1, including ovarian cancer (14), breast cancer (10), colorectal cancer (7), pancreatic cancer (5), endometrial cancer (4), and lung cancer (4). The patients were extensively pretreated, having received multiple lines of prior therapy (median 3, range 1-11). ONT-10 was administered at doses from 250 µg up to 2000 µg weekly, and from 250 µg up to 2000 µg every other week.

ONT-10 was well-tolerated in this trial, with no treatment-related serious adverse events identified. The most common treatment-related adverse events have been fatigue and injection site reactions, all of which have been mild to moderate in severity. A dose-limiting toxicity was not identified, and 2000 µg weekly has been selected as the dose for future studies.

Patients without disease progression by Immune-Related Response Criteria (irRC) for at least twelve weeks after starting treatment with ONT-10 were eligible for a separate maintenance protocol in which the same dose of the immunotherapy was administered every six weeks until tumor progression. To date, 31 of 43 patients (72%) currently evaluable for response have entered the maintenance protocol. Eleven patients were without disease progression for at least 6 months (range, 6.4-26 months), of which six remain on study. A decrease in the size of nodal disease was seen in two patients with ovarian cancer.

A significant endpoint of the trial was to determine if ONT-10 stimulates the production of MUC1-specific antibodies as seen in preclinical animal models. IgM and IgG anti-MUC1 antibodies were observed in the majority of patients with many titers exceeding 1:50,000. The data support a dose and schedule response, with the greatest IgG response occurring at 1000-2000 µg weekly.

“We are encouraged by the high percentage of patients who were able to enter the maintenance protocol and the lack of disease progression for at least 6 months seen in advanced stage patients,” said Diana Hausman, M.D., Chief Medical Officer at Oncothyreon. “We believe these results support further development of ONT-10, and we are currently enrolling patients with advanced breast and ovarian cancer in two disease-specific expansion cohorts of this trial. We expect these patients to provide comparative data for the recently announced planned combination trial of ONT-10 with varlilumab, the fully human monoclonal antibody targeting CD27 from Celldex Therapeutics, Inc.”

About ONT-10

ONT-10 is a therapeutic vaccine targeting MUC1, a tumor-associated antigen present on many types of human malignant tumors, including lung, breast, colorectal, prostate and ovarian cancer. ONT-10 contains a glycosylated antigen designed to mimic the hypoglycosylated state of tumor-associated MUC1 and intended to stimulate both the humoral and cellular arms of the immune response. Additionally, ONT-10 contains the adjuvant PET-Lipid A, a fully synthetic toll like receptor 4 (TLR4) agonist proprietary to Oncothyreon.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com